Exhibit 10.1

EMPLOYMENT AGREEMENT

BETWEEN GEOKINETICS INC. AND GARY L. PITTMAN

This Employment Agreement dated as of October 13, 2010 (the “Effective Date”), and Exhibit A attached hereto and incorporated by reference (collectively referred to as the “Agreement”), sets forth the principal terms of the employment relationship between Gary L. Pittman (the “Employee”) and Geokinetics Inc. and/or its subsidiaries (the “Company”).  This Agreement shall supersede any and all previous offers, agreements or understandings between Employee and the Company.  The Company and the Employee agree as follows:

Section 1: Employment, Compensation, and Benefits

1.1           Employment. The Company agrees to employ Employee, and Employee agrees to be employed by the Company, in the Position identified in Exhibit A.  Employee shall be based in Houston, Texas, U.S.A. or in such other location as may be designated by the Company and mutually acceptable to Employee. Employee further agrees that Company may assign Employee any job functions that are consistent with Employee’s Position identified in Exhibit A and that Employee can reasonably be expected to perform.  Employee will devote substantially all of his time and attention during working hours and best efforts to the affairs of the Company.  Employee also agrees to fully perform his duties and responsibilities to the Company.

1.2           Compensation. The Employee shall be compensated as set forth in Exhibit A.  Employee’s monthly base salary shall be paid in accordance with the Company’s standard payroll practices, and (as with all other compensation paid to Employee by the Company) is subject to withholding of all federal, state, city, or other taxes as may be required by applicable law.  Compensation may, but will not necessarily, include base salary, annual bonus opportunity and periodic equity-based awards as determined appropriate by the Compensation Committee of the Board of Directors (“Compensation Committee”) or the Board of Directors (“Board”).

1.3           Benefits. Employee shall be eligible to participate in all general employee benefit plans and programs that the Company has made available to the Company’s employees in the United States. Employee will be eligible for 4 weeks of vacation per year pursuant to the Company’s policies and procedures. Nothing in this Agreement is to be construed to provide greater rights, participation, coverage or benefits than provided to similarly-situated employees under the terms of the benefit plans and programs.  The Company is not obligated to institute, maintain or refrain from changing, amending or discontinuing any benefit program or plan, as long as such actions are similarly applicable to covered employees generally.

Section 2: Termination of Employment

2.1           Employment Status. Employee and Company acknowledge and agree that the Employee’s employment is on an “at-will” basis, meaning that both the Employee and the Company are free to terminate the employment relationship at any time, for any reasons, with or without notice, and with or without cause.  Subject to Section 2.3, Employee further acknowledges and agrees that Company is not obligated to maintain Employee’s employment for any specific period of time and there is no definite term for this Agreement.

2.2           Delivery of Notice.  Employee and Company acknowledge and agree that any and all notices required to be delivered under the terms of this Agreement shall be forwarded by personal delivery or registered mail.  Notices shall be deemed to be communicated and effective on the date they are personally delivered or three (3) days after the date such notices are deposited (postage prepaid) in registered mail. Such notices shall be addressed as follows:

If to Company:	Richard F. Miles
Geokinetics Inc.
1500 City West, Suite 800
Houston, Texas 77042

If to the Employee:	Gary L. Pittman
1111 Hermann Drive, 21-C
Houston, Texas 77004

2.3           Severance. Pursuant to the terms of this Agreement, Company shall pay Employee Severance Pay for the number of months stated in Exhibit A as the “Severance Pay Period” if the Company terminates the Employee’s employment without Cause or if Employee resigns with Good Reason.  Employee is not entitled to Severance Pay for a termination based on Death/Disability, resignation without Good Reason, or termination for Cause, unless the Company advises Employee of its intent to enforce Employee’s non-compete obligations under Section 3.3 of this Agreement.  Employee acknowledges and agrees that, regardless of the reason for termination, Employee’s continued eligibility for Severance Pay, if applicable, is contingent upon Employee’s compliance with Section 3.3 of this Agreement and that Employee shall not be entitled to any Severance Pay, and Company can discontinue the payment of any Severance Pay, if Employee violates the provisions of Sections 3.3 of this Agreement.  Discontinuance of such payments, however, will not prevent the Company from otherwise enforcing Section 3.3 of this Agreement.

If the Company terminates the Employee’s employment without “Cause”, or if the Employee resigns for Good Reason, Severance Pay shall be equivalent to Employee’s monthly base pay multiplied by the Severance Pay Period.  If the Employee agrees to a reduction in base salary at any time, the highest base salary received subsequent to the Effective Date will be used for purposes of calculating the base salary portion of Severance Pay.

To the extent Employee is eligible for Severance Pay under this Agreement, such Severance Pay is contingent upon Employee’s execution of a reasonable Release of All Claims in such form of Release as presented by the Company to Employee (“Release”) within a time period to be determined by the Company, such period not to exceed fifty (50) days.  In the event Employee refuses to sign and/or revokes any such reasonable Release, Employee acknowledges and agrees that Employee shall not be entitled to any Severance Pay so that the Company shall have no further obligation to compensate Employee under this Agreement for termination of employment other than paying earned but unpaid salary and accrued vacation.

To the extent Employee is eligible for Severance Pay under this Agreement, the Company shall pay such Severance Pay monthly following Employee’s “separation from service” (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code) and Treasury Regulations and other guidance promulgated or issued thereunder (collectively referred to as “Section 409A”)), except that Severance Pay that would have been paid during the 60 days immediately following the Employee’s separation from service will be paid on the 60th day following such separation from service; provided, however, that the Company shall make no payments until six months after Employee’s separation from service, at which point all delayed payments will be made in a lump sum within 30 days following the end of such 6-month period, but only (i) if Employee is a “Specified Employee” (as defined in Section 409A) and (ii) to the extent required to avoid additional taxation under Section 409A.  To the extent Employee is eligible for Severance Pay under this Agreement, the Company shall provide to Employee payments for continued medical and dental insurance coverage under the Company’s group health plan at the existing level during the Severance Pay Period (or if shorter, the period of time during which Employee is entitled to continuation coverage under Section 4980B (COBRA)) regardless of whether Severance Pay is paid monthly or delayed.

This Agreement is intended to comply with Section 409A to the extent applicable, and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Section 409A.  If any provision of this Agreement (or of any compensation or benefits hereunder) would cause Employee to incur any additional tax or interest under Section 409A, the Company shall, after consulting with Employee, reform such provision to comply with Section 409A, to the extent permitted under Section 409A; provided, however, that the Company agrees to maintain, to the maximum extent deemed practicable, the original intent and economic benefit to Employee of the applicable provision without violating or causing taxation under Section 409A.

For purposes of this Agreement, “Cause” shall mean: (a) the Employee’s conviction by a court of competent jurisdiction of a felony or crime involving moral turpitude, or entering a guilty plea, the plea of nolo contendere, or similar plea to such crime by the Employee regardless of whether such crime is subject to deferred adjudication; (b) the Employee’s commission of a material act of fraud; (c) the Employee’s material violation of the Company’s policies and procedures and/or Code of Conduct; (d) the Employee’s material misappropriation of funds or property of the Company; (e) the Employee’s knowing engagement, without prior written approval of the Company, in any material activity which directly competes with the business of the Company, its affiliates, or which could directly result in a material injury to the business or reputation of the Company or any affiliate; and (f) Employee’s material failure to perform his/her duties and responsibilities under this Agreement if not cured within 60 days of Employee being formally notified in writing of material failure, which notice shall specifically identify the performance failure as determined in good faith by the Company.

For purposes of this Agreement, resigning with “Good Reason” shall be defined to include any of the following events that arise without Employee’s prior written consent: (a) a relocation of Employee to an office or location more than fifty (50) miles from his/her office or location as of the Effective Date; (b) a material diminution in Employee’s duties, responsibilities or authority; (c) a material diminution in Employee’s base salary or target bonus by more than ten percent (10%), except in connection with an executive-wide reduction for cost purposes; (d) or any other action or inaction that constitutes a material breach by the Company of this Agreement. Notwithstanding anything to the contrary contained herein, a termination by the Employee for “Good Reason” shall occur only if (i) the Employee provides written notice to the Company of the occurrence of the event that constitutes “Good Reason” within sixty (60) days of the event’s initial existence, and (ii) the Company fails to remedy the event within thirty (30) days of its receipt of such notice, and (iii) the Employee terminates his services no later than thirty (30) days following the end of such cure period.

For purposes of this Agreement, “Death/Disability” shall mean Employee’s: (a) death; (b) becoming incapacitated or disabled so as to entitle Employee to benefits under the Company’s long-term disability plan; or (c) becoming permanently and totally unable to perform Employee’s duties for the Company as a result of any physical or mental impairment supported by a written opinion by a physician selected by the Company.

2.4           Change of Control.  In the event of a Change of Control, the Employee shall receive remuneration as set forth in Exhibit A. To the extent Employee is eligible to receive such compensation pursuant to a Change of Control; such compensation is contingent upon Employee’s execution of a reasonable Release presented by the Company.   In the event Employee refuses to sign and/or revokes any such reasonable Release, Employee acknowledges and agrees that Employee shall not be entitled to any compensation as a result of a Change of Control.

For purposes of this Agreement, a “Change of Control” means the occurrence of any of the following events: (i) the Company shall not be surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company); (ii) the Company sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of the Company); (iii) the Company is to be dissolved and liquidated; (iv) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power); or (v) as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election shall cease to constitute a majority of the Board.  Notwithstanding the foregoing, a “Change of Control” shall not include any transaction or series of related transactions in which a stockholder or any “group” (as contemplated by Section 13(d)(3) of the 1934 Act) of which such stockholder is a member that, as of the date of approval of the relevant stock awards plan by the board, owns more than 25% of the outstanding shares of the Company’s voting stock (based upon the voting power of all shares of the Company’s capital stock, the holders of which are entitled to vote for the election of members of the Board) acquires, directly or indirectly, more than 50% of the outstanding shares of the Company’s voting stock, but less than 75% of the outstanding shares of the company’s voting stock (based, in either such case, upon the voting power of all shares of the Company’s capital stock, the holders of which are entitled to vote for the election of members of the Board).

2.5           Return of Company Property.  Upon termination or resignation of employment, Employee shall immediately return all documents, data, equipment and all other objects that constitute Company property to Employee’s manager or human resources representative including, but not limited to, Employee’s company issued laptop or computer, cell phone, credit cards, any leased or rented objects, security or identification cards, thumb drives, external hard drives and all keys to Company vehicles in Employee’s possession, custody or control.

Section 3: Inventions, Trade Secrets, and Non-Compete Obligations

3.1           Confidentiality. The Company shall provide Employee with valuable proprietary and confidential information during employment for the purpose of assisting in the performance of Employee’s job requirements and responsibilities.  Employee acknowledges that such proprietary and confidential information will be provided throughout his/her employment on a continuing basis because of the Employee’s position with the Company.  At all times during employment with the Company and after the termination or expiration of employment, whether voluntary or involuntary, Employee agrees to keep in confidence and trust all proprietary and confidential information that has been provided to Employee by the Company, and agrees not to use or disclose such proprietary and confidential information without the written consent of the Company, except as may be necessary to perform Employee’s duties to the Company. Employee also agrees to return all proprietary and confidential information to the Company upon request and/or prior to leaving employment with Company.

Proprietary and Confidential Information includes, by way of example and without limitation, the following:  (i) the Company or its affiliates’ development, patent and copyright development and licensing thereof, trade secrets, inventions, formulas, designs, drawings, specifications and engineering, laboratory analysis, production processes, or equipment; (ii) the Company or its affiliates’ marketing techniques, price lists, pricing policies, sales, service, costs, and business methods, formulas, product specifications, and planning efforts; (iii) the names of the Company or its affiliates’ customers and their representatives, customer services, or the type, quantity and specifications of products purchased by or from customers; (iv) information about the Company or its affiliates’ employees and the terms and conditions of their employment; (v) the Company or its affiliates’ computer techniques, programs and software, or (vi) any other confidential or proprietary information of the Company or the Company or its affiliates’ customers, suppliers, vendors, investors, partners, or other third parties that cannot be obtained readily by the public.  Employee acknowledges that this Confidential Information constitutes a valuable, special, and unique asset used by the Company or its affiliates in their business to obtain a competitive advantage over their competitors.  Employee further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company or its affiliates in maintaining their competitive position.

3.2           Inventions.  Employee agrees that all confidential information including copyrightable works, trademarks, and inventions (patentable or not), discovered, created, developed, or invented by Employee as a result of work that Employee performs in connection with this Agreement (whether during business hours and whether on Company premises or otherwise), and all applications for patents and resulting patents, shall belong to and be the property of the Company. All proprietary and confidential information including, but not limited to, copyrightable works, trademarks, and inventions (patentable or not), discovered, created, developed, or invented by Employee as a result of work that Employee performs in connection with this Agreement (whether during business hours and whether on Company premises or otherwise), and all applications for patents and resulting patents, shall belong to and be the property of the Company.

Employee agrees promptly to disclose to the Company all such intellectual property; cooperate fully with and assist the Company in the preparation and prosecution of all applications for patents, trademark registrations, and copyright registrations covering any such property; execute all necessary documents related to such property; provide necessary assistance associated with any other protection procedures for such property; assign to the Company all patents, trademark registrations, and copyright registrations issuing on such applications; and aid the Company in the enforcement of its proprietary rights.  The Company shall pay Employee reasonable compensation for and reimburse Employee for reasonable expenses associated with time spent in assisting, preparing, and prosecuting applications, executing necessary documents, engaging in other protection proceedings, and aiding the Company in enforcing its proprietary rights in connection with matters arising under this paragraph after the termination of Employee employment.

This Company Property and Inventions section shall not apply to any inventions that Employee developed or conceived prior to employment with the Company.  Similarly and regardless of any inventions described by Employee in the forgoing sentence, this Section shall not apply to any inventions that meet all of the following requirements:  (i) the invention is developed entirely by Employee on Employee’s own time without using the Company’s equipment, supplies, facilities or proprietary and confidential information; (ii) the invention does not relate to the Company’s business or the actual or demonstrably anticipated research or development of the Company; and (iii) the invention does not result from any work performed by Employee for the Company.

3.3           Non-compete Obligations.  Employee agrees not to compete with the Company and its affiliates in the seismic service industry during employment with the Company.  In addition, following termination of employment by the Company without Cause, Employee agrees that he will not compete in the seismic service industry as more specifically set forth in Exhibit A. Furthermore, following termination of employment due to Death/Disability, by the Company with Cause, or Resignation by Employee, upon confirmation by the Company that it intends to pay Employee Severance pursuant to Section 2.3 of this Agreement and, thus, enforce the Employee’s non-compete obligations under this Section, Employee agrees that he will not compete in the seismic service industry as more specifically set forth in Exhibit A.

Employee agrees that the restrictions set forth in this paragraph and Exhibit A are intended to protect the legitimate business interests of the Company and its proprietary and confidential information that will provided to Employee during employment.  Employee agrees that the time, geographic and scope of activity limitations set forth in Exhibit A are reasonable and necessary to protect the Company’s legitimate business interests.  Employee further acknowledges that in the event of Employee’s termination, Employee’s knowledge, experience and capabilities are such that Employee can obtain employment in business activities which are of a different and non-competing nature than those performed in the course of Employee’s employment with the Company.

3.4           Non-solicitation.  During Employee’s employment, and for the longer of twelve months or the Severance Pay Period, if applicable, following the termination of employment for any reason, Employee will not, either directly or indirectly, call on, solicit, encourage, or induce any other employee or officer of the Company or its affiliates with whom Employee had contact with, knowledge of, or association with in the course of employment with the Company, to terminate the individual’s employment or affiliation with the Company, and will not assist any other person or entity in such a solicitation.

Section 4: Other Provisions

4.1           Waiver of Right to Jury Trial.

THE COMPANY AND EMPLOYEE HEREBY VOLUNTARILY, KNOWINGLY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY TO ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT, AS WELL AS TO ALL CLAIMS ARISING OUT OF EMPLOYEE’S EMPLOYMENT WITH THE COMPANY OR TERMINATION THEREFROM INCLUDING, BUT NOT LIMITED TO:

a.             Any and all claims and causes of action arising under contract, tort or other common law including, without limitation, breach of contract, fraud, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, wrongful discharge, discrimination, retaliation, harassment, negligence, gross negligence, false imprisonment, assault and battery, conspiracy, intentional or negligent infliction of emotional distress, slander, libel, defamation and invasion of privacy.

b.             Any and all claims and causes of action arising under any federal, state or local law, regulation or ordinance, including, without limitation, claims arising under Title VII of the Civil Rights Act of 1964, the Pregnancy Discrimination Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act and all corresponding state laws.

c.             Any and all claims and causes of action for wages, employee benefits, vacation pay, severance pay, pension or profit sharing benefits, health or welfare benefits, bonus compensation, commissions, deferred compensation or other remuneration, employment benefits or compensation, past or future loss of pay or benefits or expenses.

4.2           Choice of Law/Exclusive Jurisdiction and Venue.  The Company and Employee acknowledge and agree that this Agreement shall be interpreted, governed by and construed in accordance with the laws of the State of Texas, without regard to the conflict of laws principles or rules thereof.

The Company and Employee irrevocably and unconditionally agree that any legal suit, action or proceeding arising out of or relating to this Agreement, as well as to all claims arising out of Employee’s employment with Employer or termination therefrom, shall be brought in either the Federal District Court for the Southern District of Texas—Houston Division or in a judicial district court of Harris County, Texas (hereinafter referred to as the “Texas Courts”).  In that regard, the Company and Employee waive, to the fullest extent allowed, any objection which the Company or Employee may have to the venue of any such proceeding being brought in the Texas Courts, and any claim that any such action or proceeding brought in the Texas Courts has been brought in an inconvenient forum. In addition, the Company and Employee irrevocably and unconditionally submit to the exclusive jurisdiction of the Texas Courts in any such suit, action or proceeding.  The Company and Employee acknowledge and agree that a judgment in any suit, action or proceeding brought in the Texas Courts shall be conclusive and binding on each and may be enforced in any other courts to whose jurisdiction the Company or Employee is or may be subject to, by suit upon such judgment.

4.3           Compliance with Section 409A.  Any provisions of the Agreement that are subject to Section 409A, and not exempted from or excepted under Section 409A, are intended to comply with all applicable requirements of Section 409A, and shall be interpreted and administered accordingly.  With respect to any amounts or benefits that are subject to Section 409A, this Agreement shall in all respects be administered in accordance with Section 409A.  In no event may the Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.

Notwithstanding any provision of this Agreement to the contrary, if any payment or other benefit provided herein would be subject to additional taxes and interest under Section 409A because the timing of such payment is not delayed as provided in Section 409A for a “specified employee” (within the meaning of Section 409A), then if Employee is a “specified employee,” any such payment that the Employee would otherwise be entitled to receive during the first six months following his “separation from service” (as defined under Section 409A) shall be accumulated and paid, within thirty (30) days after the date that is six months following Employee’s date of “separation from service”, or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes and interest such as, for example, upon Employee’s death.

4.4           Entire Agreement.  This Agreement constitutes the entire Agreement between the parties.  None of the provisions of this Agreement may be waived, changed or altered except by an instrument in writing signed by both parties. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach or violation.  Headings used throughout this Agreement are for administrative convenience only and shall be disregarded for the purpose of construing and enforcing this Agreement.

4.5           Assignment.  This Agreement shall be binding and inure to the benefit of the Company and any other person, association, or entity that may acquire or succeed to all or substantially all of the business assets of the Company.  Employee’s rights and obligations under this Agreement are personal, and they shall not be assigned or transferred without the Company’s prior written consent.

4.6           Severability.  If any provision of this Agreement is declared or determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable and cannot be modified to be enforceable, then the illegal, invalid or unenforceable provision shall be excluded from this Agreement, leaving the remaining provisions in full force and effect.

4.7           Employee Representations.  Employee represents and certifies that he/she: (1) has carefully read all of this Agreement; (2) has been given a fair opportunity to ask any questions necessary to understand the terms, consequences and binding effect of this Agreement; (3) understands its provisions and corresponding obligations; (4) has been given an adequate opportunity to consult with an attorney regarding this Agreement; (5) has determined that it is in his/her best interests to enter into this Agreement; (6) has not been influenced to sign this Agreement by any statement or representation by Company not contained in this Agreement; (7) expressly intends for this Agreement to supersede any terms of employment Employee might otherwise be eligible for in his/her Country of Operations or Country of Origin; and (8) enters into this Agreement knowingly and voluntarily.

GEOKINETICS INC.		EMPLOYEE

By	/s/ Richard F. Miles	/s/ Gary L. Pittman
Richard F. Miles		Gary L. Pittman
President & CEO
Geokinetics Inc.

EXHIBIT A

To the Employment Agreement Between Geokinetics Inc. and Gary L. Pittman

The Company and the Employee agree that this Exhibit A is incorporated by reference into and is intended to be a material part of the Employment Agreement dated as of October 13, 2010 between the Company and the Employee (collectively the “Agreement”).

Name	Gary L. Pittman

Position	Executive Vice President and Chief Financial Officer

Country of Operation	United States

Reporting To	Richard F. Miles, President and Chief Executive Officer

Monthly Salary

Employee’s salary shall be a base salary of $13,000.00 USD paid semi-monthly (24 pay cycles), which amounts to $312,000.00 USD on an annual basis. The Company is or may be required to withhold from such gross amount deductions for federal, state or local taxes, F.I.C.A. and such other taxes required by appropriate governmental agencies. The amount paid to Employee shall be net of such amounts. Employee’s salary will be reviewed annually by the Company.

Incentive Compensation Plan

Employee will be eligible to participate in a discretionary bonus plan with an annual target of 66% of Employee’s annual base salary.  This discretionary bonus will be paid in accordance with the Company’s Total Compensation Program. Employee must be employed by the Company at the time of payment in order to be eligible for and receive the annual discretionary bonus. For 2010, Employee will be eligible to receive a pro-rated share of the discretionary bonus based solely on Employee’s achievement of specifically indentified goals mutually agreed on with Employee’s Supervisor.

Equity Plan Participation

Employee shall be eligible to participate in the Company’s long-term incentive plan(s) in place at the time of the Employment Agreement or any similar plan or plans thereafter. All participation shall be in accordance with the terms and provisions of the Plan(s).

Non-Qualified Stock Options

Employee has been approved by the Compensation Committee of the Board of Directors to receive a grant of non-qualified stock options to purchase 50,000 shares of Geokinetics Inc.’s common stock. Such options will have an exercise price equal to the closing price of Geokinetics Inc.’s common stock on the date of your first day of employment. Options to purchase 30,000 shares of Company common stock will vest in three (3) equal annual installments beginning on November 15, 2011, and options to purchase the remaining 20,000 shares of Company common stock will vest on November 15, 2013. All options to purchase Company common stock will be subject to all the terms and provisions of the relevant Geokinetics Inc. Stock Awards Plan.

Severance Pay Period	12 months

Non-Competition Period	12 months from last day of employment with the Company.

Change of Control — Equity	In the event of a Change of Control, all of the Employee’s stock options and any other equity awards then outstanding shall automatically become 100% vested and immediately and fully exercisable.

Geographic Region and Scope of Activity Non-Competition Obligations

During the Non-Competition Period, Employee shall not be employed in the same or similar capacity for a competitor in the seismic services industry as Employee was employed by the Company, nor shall Employee be employed in any capacity with a competitor in the seismic services industry wherein it is reasonably likely Employee may use the Company’s confidential and proprietary information. Due to the Employee’s responsibilities and contact with confidential affairs of the Company, including business matters, costs, profits, markets, sales, trade secrets, ideas, customers, etc., this provision is in effect globally.

GEOKINETICS INC.		EMPLOYEE

By	/s/ Richard F. Miles	/s/ Gary L. Pittman
Richard F. Miles		Gary L. Pittman
President & CEO